                                                                    EXHIBIT 99.1

[PSYCHIATRIC SOLUTIONS, INC. LOGO]

CONTACT:
Brent Turner
Vice President, Treasurer and
Investor Relations
(615) 312-5700


                   PSYCHIATRIC SOLUTIONS ELECTS DAVID M. DILL
                            TO ITS BOARD OF DIRECTORS


Franklin, Tenn. (August 17, 2005) - Psychiatric Solutions, Inc. ("PSI") (NASDAQ:
PSYS) today announced the election of David M. Dill to its Board of Directors. Mr. Dill is currently Executive Vice President and Chief Financial Officer of Renal Care Group, Inc. (NYSE:RCI), a specialized provider of dialysis services operating in 34 states with a market capitalization of $3.2 billion. Since his joining the company in 1996, Renal Care Group's revenues have grown from $130 million to $1.4 billion in 2004. Upon completion of the acquisition of Renal Care Group by Fresenius Medical Care AG, the world's largest integrated provider of renal products and services, Mr. Dill will become Executive Vice President of Fresenius Medical Care North America and will serve as CEO of the Eastern Division of Fresenius Medical Services. Mr. Dill, who is a certified public accountant, began his career as an accountant with Deloitte & Touche LLP.

         Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, commented, "We are very pleased to announce that David Dill is joining PSI's Board of Directors and will serve on our Audit Committee. David's financial expertise contributed to the creation of substantial long-term growth opportunities for Renal Care Group. In addition to an excellent reputation in the investment community, he brings valuable insights and a strategic perspective to PSI that we expect will benefit the Company and our stockholders. His election to our Board increases the total number of Directors to nine and further demonstrates our strong commitment to outstanding corporate governance through a highly qualified, independent Board of Directors."

         PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 55 owned or leased freestanding psychiatric inpatient facilities with more than 6,400 beds in 27 states. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.


                                      -END-